EXHIBIT 4.2

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

GLOBAL ASSET MANAGEMENT GROUP, INC.

Pursuant to Section 17-16-602 of the Wyoming Business Corporation Act GLOBAL ASSET MANAGEMENT GROUP, INC., a corporation organized and existing under the laws of the State of Wyoming (the "Corporation"), hereby certifies that:

FIRST:

The name of the Corporation is GLOBAL ASSET MANAGEMENT GROUP, INC.

SECOND:

Pursuant to the authority vested in the Board of Directors of the Corporation by Articles Tenth and Eleventh of the Articles of Continuance of the Corporation, which authorize Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share, and empower the Board of Directors to establish series and determine the preferences, limitations, and relative rights thereof, the Board of Directors duly adopted the following resolution by unanimous written consent on August 28, 2026:

"RESOLVED, that pursuant to Articles Tenth and Eleventh of the Articles of Continuance and Section 17-16-602 of the Wyoming Business Corporation Act, the Board of Directors hereby establishes a series of Preferred Stock designated as 'Series A Preferred Stock,' consisting of Fifty Thousand (50,000) shares, par value $0.01 per share, having the preferences, limitations, and relative rights as follows:

1.  Number of Shares; Stated Value; Dividends.

The series shall consist of Fifty Thousand (50,000) authorized shares designated as Series A Preferred Stock, par value $0.01 per share. The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends.

2.  Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, each share of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, before any distribution is made to holders of Common Stock, an amount equal to $0.01 per share. After the payment of such liquidation preference and any other preferential distributions required with respect to any other series of Preferred Stock, the remaining assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

1

3. Redemption.

The shares of Series A Preferred Stock shall not be redeemable without the prior affirmative written consent of the record holder of such shares.

4. Conversion.

Each share of Series A Preferred Stock shall be convertible, at the sole option and election of the Corporation, into Two Thousand Five Hundred (2,500) fully paid and nonassessable shares of Common Stock, subject to equitable adjustment in the event of any stock split, stock dividend, combination, recapitalization, reclassification, or similar corporate transaction affecting the Common Stock.

5. Voting Rights.

(a) General Voting Rights. On all matters submitted to a vote of the shareholders of the Corporation, each share of Series A Preferred Stock shall be entitled to Two Thousand Five Hundred (2,500) votes. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock and any other class or series entitled to vote as a single class, except as otherwise required by law or the Articles of Continuance.

(b) Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class, amend, alter, or repeal any provision of the Articles of Continuance (by merger, consolidation, or otherwise) so as to adversely affect the preferences, rights, powers, or privileges of the Series A Preferred Stock.

6. Status of Converted or Reacquired Shares.

In the event any shares of Series A Preferred Stock are redeemed, converted, or otherwise reacquired by the Corporation, such shares shall be retired, cancelled, and restored to the status of authorized but unissued shares of Preferred Stock, undesignated as to series.

7. Taxes.

The Corporation shall pay all issue taxes and other governmental charges (other than taxes based upon income) that may be imposed with respect to the issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock upon conversion thereof."

THIRD:

The foregoing certificate was duly adopted by the Board of Directors of the Corporation on August 28, 2026.

2

IN WITNESS WHEREOF, the Corporation has caused these Certificate of Designation to be executed by its duly authorized officer on this 28th day of August, 2026.

GLOBAL ASSET MANAGEMENT GROUP, INC.

By:
JOHN MURRAY, President

3